Exhibit 99.1

BigString Announces Asset Sale

RED BANK, NJ, April 6, 2011: -- BigString Corporation (BSGC.pk) today announced that it has closed on sales to certain investors of an aggregate of 1,850,000 restricted shares of PeopleString Corporation common stock for an aggregate purchase price of $740,000.  Prior to the sales, BigString held 7,975,600 shares of PeopleString common stock, approximately 23% of the issued and outstanding shares.  BigString now holds 6,125,600 shares of PeopleString common stock, approximately 17.7% of the issued and outstanding shares.

The proceeds from the sale will be used to fund BigString’s operations and satisfy other corporate obligations.  In connection with the sale, BigString has agreed not to sell more than 650,000 additional shares of PeopleString common stock until after March 31, 2012, unless PeopleString common stock trades at or above $1.50 per share for a period of twenty consecutive trading days or such shares are sold subject to a lockup provision, which prevents the transfer of the shares by the purchaser until after March 31, 2012.

“As we have previously disclosed, the Board of Directors reviewed various strategic alternatives for BigString and its assets in order to enhance stockholder value,” stated Darin Myman, President and CEO of BigString.  “The Board has determined that the sale of a portion of our shares of PeopleString common stock for cash will provide us with working capital as we continue to review how to deploy and develop our financial and technology assets in the most effective manner to enhance stockholder value.”

About BigString

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that  provides users with unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control, BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

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CONTACTS: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com.